Exhibit 23.2

Deloitte & Touche LLP
2800 - 1055 Dunsmuir Street
4 Bentall Centre
P.O. Box 49279
Vancouver BC V7X 1P4
Canada

Tel: 604-669-4466
Fax: 604-685-0395
www.deloitte.ca

Auditors’ consent

We hereby consent to the incorporation by reference of our “Report of Independent Registered Public Accounting Firm To the Board of Directors of Crew Gold Corporation” dated October 4, 2006 except for Note 24 which is dated at August 15, 2007 and “Comments by auditors on Canada-United States of America reporting differences” dated October 4, 2006, except for Note 24 which is dated at August 15, 2007, appearing in this Annual Report on Form 40-F of Crew Gold Corporation for the year ended June 30, 2006, and any reference to the undersigned’s name in connection therewith.

Chartered Accountants

December 19, 2007

Member of
Deloitte Touche Tohmatsu